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                                                                    EXHIBIT 99.1

MONDAY AUGUST 10, 7:01 PM EASTERN TIME


COMPANY PRESS RELEASE


SMARTALK POSTPONES ANNOUNCEMENT OF
SECOND QUARTER RESULTS


COLUMBUS, Ohio--(BUSINESS WIRE)--August 10, 1998--SmarTalk TeleServices, Inc. (Nasdaq:SMTK - news) today announced that it is postponing the release of its quarterly results for the quarter ended June 30, 1998. The Company had anticipated announcing revenues of $51.8 million, net income from continuing operations of $1.9 million and earnings per share from continuing operations of $0.08. These results reflect the proposed treatment of SmarTalk's recent acquisition of Worldwide Direct on a pooling-of-interests basis.

The Company's independent accountants, PricewaterhouseCoopers, LLP ("PwC"), have recently informed management about potentially significant issues with the Company's accounting treatment for acquisitions that occurred during 1997 and certain other items relating to 1997. The accounting treatment of these transactions was previously reviewed by PwC in connection with the Company's annual audit.

The Company intends to evaluate and promptly resolve these issues and then release its results for the quarter ended June 30, 1998. The Company's anticipated second quarter, year-end and prior quarterly results could be materially affected by any adjustments resulting from this accounting review.

SmarTalk will not be holding the previously-announced conference call for analysts that was scheduled for tomorrow morning.

SmarTalk TeleServices, Inc. currently maintains distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer electronics retailers, supermarkets, hotels, home office superstores and convenience stores throughout North America and the U.K. The Company also creates promotional phone card programs for advertisers and corporate clients. Visit the SmarTalk website at www.smartalk.com.

Note: Certain statements made herein that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential significance of accounting issues, the Company's intention to evaluate and resolve issues and the possibility that previously reported results could be negatively affected. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. These risks include, without limitation, risks relating to the potential significance of accounting issues, the timing at which these issues were presented to the Company's management, the Company's ability to identify, evaluate and resolve any such issues, and the severity of potential impact on past and future results. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, without limitation, its Annual Report on Form 10-K for 1997 and its Quarterly Reports on Form 10-Q.


--------------------
Contact:

      SmarTalk Teleservices, Inc., Columbus
      Pamela Bennett, 614/789-8650 (Investor Relations)